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EXHIBIT 99.1

Jack Howarth
Investor Relations
212.994.8244
jhowarth@antigenics.com


Sunny Uberoi
Corporate Communications
212.994.8206
suberoi@antigenics.com

                         ANTIGENICS ANNOUNCES PRICING OF
                        CONVERTIBLE SENIOR NOTES OFFERING

NEW YORK--JANUARY 20, 2005--Antigenics Inc. (NASDAQ: AGEN) announced today that it has priced and entered into a definitive agreement to sell $50.0 million aggregate principal amount of convertible senior notes in a private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act'). The sale of the notes is expected to close on January 25, 2005. Antigenics has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $10.0 million of convertible senior notes.

The notes will bear an annual interest rate of 5.25 percent and be initially convertible into Antigenics Inc. common stock at a conversion price of approximately $10.76 per share (92.9023 shares per $1000 principal amount of the notes), as may be adjusted. On or after February 1, 2012, Antigenics may redeem all or a portion of the notes at a redemption price of 100% of the principal amount of the notes plus accrued and unpaid interest. Holders of notes may require Antigenics to repurchase all or part of their notes on February 1, 2012, February 1, 2015, and February 1, 2020 and in the event of certain fundamental change in Antigenics, at a price of 100% of the principal amount of notes surrendered for repurchase, plus accrued and unpaid interest. Holders of notes that surrender their notes for conversion in connection with certain fundamental changes that occur before February 1, 2012 may in certain circumstances be entitled to an increase in the conversion rate for the notes surrendered. If not converted, redeemed by Antigenics or repaid pursuant to the holders' right to require a repurchase, the notes will mature on February 1, 2025.

The notes will be the company's senior unsecured obligations and will rank equally with all of its existing and future senior unsecured indebtedness, and will be effectively subordinated to all of the company's existing and future secured indebtedness and all existing and future liabilities of the company's subsidiaries, including trade payables. It is contemplated that the notes will be convertible into common stock of the company.

The company expects to use the proceeds from the sale of the notes to fund additional clinical trials and preclinical studies for its product candidates; for potential licenses and other acquisitions of complementary technologies and products; and for working capital, capital expenditures and other general corporate purposes. In connection with the offering, Antigenics will not repurchase any shares of its outstanding common stock.


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The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Act or under securities laws of any state, and may not be offered or sold within the United States, absent registration or applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of any offer to buy any of the notes.

This press release contains forward-looking statements, including the company's intent to complete the offering and to use the proceeds from the offering as described above. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Completion of the offering is subject to several closing conditions in the purchase agreement. These statements speak only as of the date of this press release, and Antigenics undertakes no obligation to update or revise the statements.


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